FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433

Registration No. 333-230733-03

★PXG DETAILS★ $600mm Harley-Davidson Motorcycle Trust 2021-A (HDMOT 2021-A)

Joint Leads: J.P. Morgan (Struc), Barclays, TD Securities

Co-Managers: AmeriVet Securities, BBVA, CastleOak, Lloyds, MUFG

TOTAL OFFERED

CL SZ($MM) SZ($MM) WAL M/S&P E.FIN L.FIN SPREAD YLD% CPN% $PX

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A-1 82.00 77.90 0.21 P-1/A-1+ 07/21 02/22 IntL-5 0.13042 0.13042 100.00000

A-2 243.00 230.85 0.99 Aaa/AAA 10/22 04/24 EDSF+6 0.230 0.22 99.99025

A-3 243.00 230.85 2.44 Aaa/AAA 07/24 04/26 IntS+14 0.380 0.37 99.97641

A-4 63.58 60.40 3.68 Aaa/AAA 11/24 09/28 IntS+15 0.533 0.53 99.99123

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Expected Settle : 02/18/21 Registration : SEC Registered

First Pay Date : 03/15/21 ERISA : Yes

Expected Ratings : Moody’s, S&P Pxing Speed : 1.40% ABS to 10.00% Call

Ticker : HDMOT 2021-A Min Denoms : $1k x $1k

Expected Pricing : Priced Bill & Deliver : J.P. Morgan

ABS-15G Filing : Tues, 02/02

CUSIPs A-1 : 41284NAA8 Available Information

A-2 : 41284NAB6 * Preliminary Prospectus: Attached

A-3 : 41284NAC4 * Ratings FWP : Attached

A-4 : 41284NAD2 * Intex CDI : Separate Message

* DealRoadshow : HDMOT2021

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.